                                                                   Exhibit 10(a)


                                      FORM OF


                           OMNIBUS CONTRIBUTION AGREEMENT


                                    BY AND AMONG


                             MACKLOWE PROPERTIES, L.P.,


                             MACKLOWE PROPERTIES, INC.,


                                      AND THE


                             CONTRIBUTORS NAMED HEREIN


                              Dated as of May 14, 1998

                                  TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I.

CONTRIBUTION TERMS AND CLOSING PROCEDURES. . . . . . . . . . . . . . . . . .   2
1.1     CONTRIBUTION OF INTERESTS. . . . . . . . . . . . . . . . . . . . . .   2
1.2     TERM OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.3     MINIMUM CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . .   2
1.4     CLOSING; CONDITION TO OBLIGATIONS. . . . . . . . . . . . . . . . . .   3
1.5     DOCUMENTS TO BE DELIVERED AT CLOSING . . . . . . . . . . . . . . . .   4
1.6     CESSATION OF IPO . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.7     CLOSING COSTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.8     DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.9     FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II.

REPRESENTATIONS, WARRANTIES
AND COVENANTS OF CONTRIBUTORS. . . . . . . . . . . . . . . . . . . . . . . .   6
2.1     TITLE TO INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.2     AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.3     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.4     NO OTHER AGREEMENTS TO SELL. . . . . . . . . . . . . . . . . . . . .   8
2.5     NO BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
2.6     INVESTMENT REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .   9
2.7     FIRPTA REPRESENTATION. . . . . . . . . . . . . . . . . . . . . . . .  11
2.8     COVENANT TO REMEDY BREACHES. . . . . . . . . . . . . . . . . . . . .  11
2.9     INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
2.10    COVENANT TO OPERATE IN THE ORDINARY COURSE . . . . . . . . . . . . .  12
2.11    NASD AFFILIATION . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND
COVENANTS OF OPERATING PARTNERSHIP . . . . . . . . . . . . . . . . . . . . .  12
3.1     AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.2     NO BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13


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ARTICLE IV.

CLOSING ADJUSTMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.1     PRORATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.2     ASSET ENTITY'S RETAINED ITEMS. . . . . . . . . . . . . . . . . . . .  15
4.3     ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . . . . . . . .  15
4.4     SECURITY DEPOSITS. . . . . . . . . . . . . . . . . . . . . . . . . .  16
4.5     TIMING OF CALCULATIONS; COOPERATION. . . . . . . . . . . . . . . . .  16
4.6     ALLOCATION OF ADJUSTMENTS. . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE V.

POWER OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.1     GRANT OF POWER OF ATTORNEY . . . . . . . . . . . . . . . . . . . . .  16
5.2     LIMITATION ON LIABILITY. . . . . . . . . . . . . . . . . . . . . . .  18
5.3     RATIFICATION; THIRD PARTY RELIANCE . . . . . . . . . . . . . . . . .  18

ARTICLE VI.

RESTRICTIONS ON SALES
OF PROPERTIES/TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .  19
6.1     RESTRICTIONS ON TRANSFER.. . . . . . . . . . . . . . . . . . . . . .  19
6.2     MAINTENANCE OF INDEBTEDNESS. . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VII.

DIRECT CONTRIBUTIONS,
MERGERS AND OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .  19
7.1     AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
7.2     ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW . . . . . . . . . . .  20
7.3     ASSIGNABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.4     TITLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.5     THIRD PARTY BENEFICIARY. . . . . . . . . . . . . . . . . . . . . . .  20
7.6     SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.7     EQUITABLE REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . .  21
7.8     ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
7.9     NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
7.10    DIRECT CONTRIBUTIONS AND MERGERS . . . . . . . . . . . . . . . . . .  22
7.11    WAIVER OF RIGHTS; CONSENTS WITH RESPECT TO PARTNERSHIP INTERESTS . .  22
7.12    LEGENDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
7.13    CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . .  25
7.14    COMPUTATION OF TIME. . . . . . . . . . . . . . . . . . . . . . . . .  25
7.15    SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

7.16    TIME OF THE ESSENCE. . . . . . . . . . . . . . . . . . . . . . . . .  25

EXHIBIT A:     Contributors
EXHIBIT B:     Properties
EXHIBIT C:     Excluded Interests
EXHIBIT D:     Asset Entities
EXHIBIT E:     Permitted Encumbrances
EXHIBIT F:     Agreement of Limited Partnership of the Operating Partnership
EXHIBIT G:     Investor Questionnaire
EXHIBIT H:     Registration Rights Agreement
EXHIBIT I:     Designated Properties

                                       FORM OF
                            OMNIBUS CONTRIBUTION AGREEMENT


          This Omnibus Contribution Agreement, including all exhibits hereto (the "Omnibus Contribution Agreement"), is executed as of the 14th day of May, 1998 by Macklowe Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), Macklowe Properties, Inc., a Maryland corporation, (the "REIT"), and the Contributors whose names are set forth in EXHIBIT A hereto (each, a "Contributor" and, collectively, the "Contributors").


                                       RECITALS

          A. The Macklowe Organization and its affiliates "Macklowe", in connection with the consolidation of its commercial real estate business, have formed the REIT as a Maryland corporation that will be the sole general partner of the Operating Partnership and intends to effect an initial public offering (the "IPO") of the REIT's shares of common stock ("Common Stock");

          B. It is intended that the Operating Partnership, upon consummation of the IPO, will acquire, among other things, interests in the assets, interests or other properties listed on EXHIBIT B hereto;

          C. It is understood that the Operating Partnership may acquire interests in additional properties with the proceeds of the IPO;

          D. Each Contributor owns interests in the partnerships and/or other entities or properties described in the supplemental exhibit dated the date hereof and delivered by or on behalf of such Contributor to the Operating Partnership (such exhibit being hereinafter referred to as such Contributor's "Supplemental Acquisition Exhibit");

          E. The Operating Partnership desires to acquire from each Contributor, and each Contributor desires to convey to the Operating Partnership under the terms and conditions set forth herein, the assets, interests or other properties owned by such Contributor described in its Supplemental Acquisition Exhibit and (except for the Excluded Interests set forth in EXHIBIT C) (each such asset or property and all personal property related thereto or to the operation thereof is hereinafter referred to as an "Asset" and each direct or indirect interest of a Contributor in the partnership or other entities listed on EXHIBIT D (the "Asset Entities") or (in the case of Contributors which are themselves Asset Entities) in an Asset, including without limitation, such Contributor's interests set forth in its Supplemental Acquisition Exhibit, is referred to individually as an "Interest" and collectively, as such Contributor's "Interests"); and

          F. Each Contributor acknowledges that the REIT and the Operating Partnership may decide that, rather than acquiring all of the direct and indirect interests in the entity that owns a certain Asset or acquiring an Asset by direct purchase, it is more desirable for the REIT or the Operating Partnership to acquire a Contributor's or an Asset Entity's Interests by a direct contribution of the Asset from the Asset Entity that owns such Asset (a "Direct Contribution"), or by a merger of the Contributor or Asset Entity with and into the REIT, the Operating Partnership or an affiliate of either of them (a "Merger"); and whereas each Contributor, desiring to give the REIT and the Operating Partnership the right, in the REIT's and the Operating Partnership's sole discretion, to engage in any Direct Contribution or Merger on the terms and conditions described herein without the need to seek any further consent or action of the Contributor, will give hereby an irrevocable consent and related power of attorney as set forth in Article V hereof.


                                      AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Operating Partnership, the REIT, and the Contributors agree as follows:

                                      ARTICLE I.

                      CONTRIBUTION TERMS AND CLOSING PROCEDURES

          1.1 CONTRIBUTION OF INTERESTS. At the Final Closing (defined below), each Contributor shall, subject to Section 1.4 hereof, assign, transfer, convey, contribute and deliver to the Operating Partnership and the Operating Partnership shall (i) acquire and accept from such Contributor, all right, title and interest of such Contributor in such Contributor's Interests, free and clear of all Encumbrances (as defined in Section 2.1 hereof) except Permitted Encumbrances (as defined in Section 2.1 hereof), and (ii) deliver to such Contributor such Contributor's Consideration (defined below), both in accordance with this Omnibus Contribution Agreement.

          1.2 TERM OF AGREEMENT. If the Final Closing does not occur by December 31, 1998 (the "Termination Date"), this Omnibus Contribution Agreement shall be deemed terminated and shall be of no further force and effect and none of the REIT, the Operating Partnership nor the Contributors shall have any further obligations hereunder except as specifically set forth herein.

          1.3 MINIMUM CONSIDERATION. The minimum consideration for each Contributor's Interests (such consideration with respect to such Contributor is hereinafter referred to as such Contributor's "Consideration") shall be set forth in the Contributor's Supplemental Acquisition Exhibit, subject to the terms and provisions of Article IV hereof providing for adjustments to each Contributor's Consideration based on closing adjustments. The Consideration will be paid to each Contributor at the Final Closing in cash, a number of shares of Common Stock (which will be valued based on the IPO price of the Common Stock) and/or a number of units of limited partnership in the Operating Partnership ("Units") (which will be valued based on the IPO price of the Common Stock).

          1.4 CLOSING; CONDITION TO OBLIGATIONS. In connection with the acquisition of the Contributors' Interests, the Operating Partnership will notify the Contributors of a closing date, which date will be no later than the Termination Date, for the initial closing (the "Initial Closing") of the acquisition contemplated by this Omnibus Contribution Agreement. At or before such Initial Closing, which shall be held at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166 or such other place as is determined by the Operating Partnership in its sole discretion, at a time specified by the Operating Partnership in its sole discretion, the Operating Partnership and the Contributors will execute all closing documents (the "Closing Documents") required by the Operating Partnership in accordance with Section 1.5 hereof and deposit the same in escrow with Rogers & Wells LLP, as escrow agent of the Operating Partnership (the "Closing Agent").

          The transactions contemplated by this Omnibus Contribution Agreement and by the Closing Documents executed and deposited in connection with such exercise will be consummated at the Final Closing (as defined below) only if the closing of the IPO (the "IPO Closing") is consummated by the Termination Date. If the IPO Closing occurs by such date:

                 (a) the Operating Partnership shall cause to be delivered to the Closing Agent with respect to each Contributor such Contributor's Consideration, as adjusted pursuant to Article IV hereof and each Contributor that receives Units will be admitted as a limited partner of the Operating Partnership;

                 (b)     upon receipt of the Consideration set forth in clause
     (a) above, the Closing Agent will release the Closing Documents to the Operating Partnership and deliver to the Contributor the Consideration; and

                 (c) the transactions described or otherwise contemplated herein or in the Closing Documents will thereupon be deemed to have been consummated simultaneously with the IPO Closing (such consummation, the "Final Closing").

          Notwithstanding the above, the Operating Partnership may, in its sole discretion, elect not to complete the acquisition of all or any portion of the Interests of any Contributor. The election of the Operating Partnership to not acquire all or any portion of the Interests of a particular Contributor shall not affect the obligations of any other Contributor hereunder.

          Insurance on the transferred assets shall be assigned to the Operating Partnership at the Final Closing. The risk of loss to an Asset Entity's Assets prior to the Final Closing shall be borne by such Asset Entity. If, prior to the Final Closing, any of an Asset Entity's Assets shall be destroyed or damaged by fire or other casualty, then this Omnibus Contribution Agreement may, at the option of the Operating Partnership, be terminated with respect to the Asset Entity, the Assets of which have been destroyed or damaged. If, after the occurrence of any such casualty affecting an Asset Entity's Assets, this Omnibus Contribution Agreement is not so terminated relative to such Asset Entity, the Operating Partnership may elect to (a) purchase the given Contributors' interests in such Asset Entity or Assets, as the case may be, and (b) direct such Contributors to pay or cause to be paid to the Operating Partnership any sums collected under any policies of insurance because of damage due to such casualty and otherwise assign to the Operating Partnership all rights to collect such sums as may then be uncollected; PROVIDED, HOWEVER, that the Contributor shall not adjust or settle any insurance claim without the Operating Partnership's prior written consent, not to be unreasonably withheld or delayed. Under such circumstances, the Consideration payable upon such purchase shall be reduced by the amount of any deductibles under the applicable insurance policies.

          If the IPO Closing does not occur by the Termination Date, then, except as set forth in Section 1.8 hereof, neither party shall have any obligations under the Closing Documents or under any agreements or instruments executed in connection with the transactions contemplated hereunder or thereunder (such other agreements or instruments, collectively, "Ancillary Agreements"), and this Omnibus Contribution Agreement, the Closing Documents and the Ancillary Agreements shall be deemed null and void AB INITIO and the Closing Agent will be, and is hereby, directed to destroy the Closing Documents and any Ancillary Agreement it holds and return to the Operating Partnership the Consideration, if any, delivered by the Operating Partnership to the Closing Agent.

          1.5 DOCUMENTS TO BE DELIVERED AT CLOSING. At the Initial Closing, each Contributor shall, directly or through the attorney-in-fact appointed pursuant to Article V hereof, execute, acknowledge where deemed desirable or necessary by the Operating Partnership, and deliver to the Closing Agent, in addition to any other documents mentioned elsewhere herein, the following:

                 (a) A Certificate which shall either (i) reaffirm the accuracy of all representations and warranties and the satisfaction of all covenants made by such Contributor in Article II hereof or (ii) if such reaffirmation cannot be made, identify those representations, warranties and covenants of Article II hereof (other than Section 2.5 hereof) with respect to which circumstances have changed, represent that such Contributor has used all reasonable efforts within its control to prevent and remedy such breach, and reaffirm the accuracy of all other representations and warranties and the satisfaction of all other covenants made by such Contributor in Article II hereof.

                 (b) All books and records, title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes, and other indicia of ownership with respect to such Contributor's Interests which are in each Contributor's possession or which can be obtained through each Contributors reasonable efforts.

                 (c) Any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver such Contributor's Interests and effectuate the transactions contemplated hereby, including, without limitation, bargain and sale deeds, assignments of ground leases and space leases (as applicable), such documents as may be necessary to enable a title insurance company (acceptable to the Operating Partnership in its sole discretion) to issue to the Operating Partnership an owner's title insurance policy and such endorsements as the Operating Partnership may reasonably request, insuring fee simple and/or leasehold title to all real property and improvements comprising all or any part of the Assets to the Operating Partnership as the Operating Partnership may designate, subject only to the Permitted Encumbrances (as defined in Section 2.1), all state and local transfer tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of the Assignment or deed or other Asset transfer documents is required.

          1.6 CESSATION OF IPO. If at any time the Operating Partnership or the underwriter or underwriters determine in good faith to abandon the formation of the REIT or the IPO (the date of such determination being referred to as the "Cessation Date"), the Operating Partnership will so advise each Contributor in writing and thereupon all parties hereto will be relieved of all obligations under this Omnibus Contribution Agreement, all Ancillary Agreements, and all Closing Documents (except for obligations arising under Sections 1.7, 2.5 and
3.2 hereof).

          1.7 CLOSING COSTS. Except as may be otherwise agreed between the Operating Partnership and a particular Contributor, the Operating Partnership agrees to pay all of the closing costs, other than Contributor's legal fees, arising from the transfer of the Interests of each Contributor, including, without limitation, any applicable transfer, taxes, including the taxes imposed by Article 31 of the New York Tax Law and the New York City Real Property Transfer Tax imposed pursuant to Administrative Code Article 21, et.al., gains and sales taxes and any transfer fee due in connection with the assumption of existing mortgage debt by the Operating Partnership (if so requested by Contributor).

          1.8 DEFAULT. (a) If, after notifying the Contributors of a date for the Initial Closing, the Operating Partnership fails to close, then the Operating Partnership will pay to each Contributor the sum of $100.00 as liquidated and agreed-upon damages. It would be difficult, if not impossible, to ascertain the actual measure of each Contributor's damages in the event of the Operating Partnership's default and the parties agree that $100.00 is a fair reflection of each Contributor's damages in the event of the Operating Partnership's default.

          (b) If any Contributor defaults with respect to its obligations under this Omnibus Contribution Agreement, the Operating Partnership shall be entitled to exercise against each such

Contributor any and all remedies provided at law or in equity, including but not limited to, the right to specific performance. No default by any Contributor hereunder shall in any way limit or affect the obligations of any other Contributor hereunder.

          1.9 FURTHER ASSURANCES. Each Contributor will, from time to time, execute and deliver to the Operating Partnership all such other and further instruments and documents and take or cause to be taken all such other and further action as the Operating Partnership may reasonably request in order to effect the transactions contemplated by this Omnibus Contribution Agreement, including instruments or documents deemed necessary or desirable by the Operating Partnership to effect and evidence the conveyance of such Contributor's Interests in accordance with the terms of this Omnibus Contribution Agreement. The provisions of this Section 1.9 shall survive the Final Closing.


                                     ARTICLE II.

                             REPRESENTATIONS, WARRANTIES
                            AND COVENANTS OF CONTRIBUTORS

          As a material inducement to the Operating Partnership and the REIT to enter into this Omnibus Contribution Agreement and to consummate the transactions contemplated hereby, certain Contributors or affiliates thereof (collectively, the "Indemnitors") shall enter into a supplemental agreement (the "Supplemental Agreement") on terms mutually acceptable to the Indemnitors and the Operating Partnership whereby the Indemnitors shall make additional representations, warranties and covenants with respect to matters relating to this Omnibus Contribution Agreement and the transactions contemplation thereby, and such Supplemental Agreement shall provide for the Indemnitors of such representations, warranties and covenants, the survivability of such indemnity, the amount of Common Stock and/or Units to which recourse thereunder shall be limited, the maximum aggregate liability of all such Indemnitors and any other relevant terms. In addition, each Contributor hereby severally makes to the Operating Partnership and the REIT each of the representations and warranties set forth in this Article II, which representations and warranties (unless otherwise noted) are true as of the date hereof. As a condition to the Operating Partnership's obligation to complete the acquisition of any Contributor's Assets or Interests, such representations and warranties and the representations and warranties contained in the Supplemental Agreement must continue to be true as of the date of the Initial Closing and as of the date of the Final Closing. Each Contributor hereby agrees to give the Operating Partnership and the REIT written notice of any information which makes any representation or warranty made by the Contributor hereunder or under the Supplemental Agreement untrue within five (5) business days of obtaining such information as follows with respect to the respective portions of the Property owned by it.

          2.1 TITLE TO INTERESTS. Each Contributor owns its Interests beneficially and of record, free and clear of any claim, lien, pledge (other than pledges or liens on Interests with third party lenders which will be removed on or prior to the Final Closing), voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever (collectively, "Encumbrances"), except as disclosed as exceptions in a title report, dated on or after January 1, 1998, provided such title exceptions are satisfactory to the Operating Partnership in its sole discretion, and except for contracts or arrangements relating to the operation of an Asset which are in place as of the date of the Initial Closing and the Final Closing, all as set forth on EXHIBIT E attached hereto (any such encumbrance, a "Permitted Encumbrance"), and has full power and authority to convey free and clear of any Encumbrances (except, where applicable, the Permitted Encumbrances), its Interests and, upon delivery of Consideration for such Interests as herein provided, the Operating Partnership will acquire good and valid title thereto, free and clear of any Encumbrance except Encumbrances created in favor of the Operating Partnership by the transactions contemplated hereby and, where applicable, the Permitted Encumbrances. No Contributor will consent to join in or in any way effect the transfer of any Asset prior to the Final Closing. At the Final Closing, if so requested, Contributors will execute all documents necessary to enable a title insurance company (acceptable to the Operating Partnership, in its sole discretion) to issue to the Operating Partnership an ALTA Form B (1987 or later) Owner's Policy and such endorsements as the Operating Partnership may reasonably request, insuring fee simple and/or leasehold title to all real property and improvements comprising all or any part of the Assets to the Operating Partnership. Each of such Contributor's Interests have been validly issued and each Contributor has funded (or will fund before the same is past due) all capital contributions and advances to the entity in which such Interest represents an interest that are required to be funded or advanced prior to the date hereof and the date of the Initial Closing and the Final Closing. There are no agreements, instruments or understandings with respect to any of such Contributor's Interests except as disclosed in writing to the Operating Partnership. Such Contributor has no interest, either direct or indirect, in any of the Assets except for (a) the Interests owned by it which are the subject of this Omnibus Contribution Agreement, (b) the Excluded Interests (where applicable) and (c) direct or indirect interests in partnerships or other entities which are themselves Contributors hereunder.
Such Contributor covenants that no Encumbrance on its Interests (except, where applicable, the Permitted Encumbrances) will be in existence as of the date of the Final Closing. In making the representations in this Section 2.1 regarding the absence of Encumbrances, each Contributor may assume that the consents and waivers of rights set forth in Section 7.11 hereof have been given by all partners of partnerships or owners of voting interests in entities in which such Contributor's Interests represent direct or indirect interests and may further assume that any required consents from lenders have been obtained. Notwithstanding anything to the contrary contained herein, to the extent that the Contributor's Interests transferred hereunder constitute interests in partnerships or other entities ("Continuing Partnerships") which will continue in existence after the consummation of the transactions contemplated hereby, such Interests are and will remain subject to the terms and provisions of the partnership or other organizational agreements (each as amended) of the Continuing Partnerships, including without limitation, restrictions, options, priorities and partnership loans provided for therein.

          2.2 AUTHORITY. Such Contributor has full right, authority, power and capacity: (a) to enter into this Omnibus Contribution Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Contributor pursuant to this Omnibus Contribution Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to assign, transfer, convey, contribute and deliver all of such Contributor's Interests to the Operating Partnership upon delivery to such Contributor of the Consideration therefor in accordance with this Omnibus Contribution Agreement. This Omnibus Contribution Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Omnibus Contribution Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable in accordance with their respective terms. Except for any breaches, violations or defaults which will be waived or cured prior to the Initial Closing and all loans, indentures, creditor agreements or other agreements which will be discharged or repaid prior to or contemporaneously with the Final Closing, the execution, delivery and performance of this Omnibus Contribution Agreement and each such agreement, document and instrument by or on behalf of such Contributor: (a) does not and will not violate such Contributor's partnership agreement or operating agreement, if applicable, or other organizational documentation; (b) does not and will not violate any foreign, federal, state, local or other laws applicable to or binding on such Contributor or require such Contributor to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Contributor is a party or by which the property of such Contributor is bound or affected, or result in the creation of any Encumbrance on any of the property or assets of any partnership in which an Interest of such Contributor represents an interest. In making the representations set forth in this Section 2.2, each Contributor may assume that the consents and waivers of rights set forth in Section 7.11 hereof have been given by all partners of partnerships or owners of voting interests in entities in which such Contributor's Interests represent direct or indirect interests, and may further assume that any required consents from lenders have been received.

          2.3 LITIGATION. There is no material litigation or proceeding, either judicial or administrative, pending or overtly threatened, affecting all or any portion of such Contributor's Interests or such Contributor's ability to consummate the transactions contemplated hereby. Such Contributor knows of no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting all or any portion of its Interests, which in any such case would impair such Contributor's ability to enter into and perform all of its obligations under this Omnibus Contribution Agreement.

          2.4 NO OTHER AGREEMENTS TO SELL. Such Contributor has not made any agreement with, and will not enter into any agreement with, and has no obligation (absolute or contingent) to, any person or firm other than the Operating Partnership (a) to sell, transfer or in any way encumber (except for Permitted Encumbrances) any of such Contributor's Interests or to not sell such Contributor's Interests, or (b) to enter into any agreement with respect to a sale, transfer or encumbrance or put or call right with respect to such Contributor's Interests; except in each case for those agreements which will be waived or terminated on or prior to the Initial Closing. In making the representations set forth in this Section 2.4, the Contributor may assume that the consents and waivers of rights set forth in
Section 7.11 hereof have been given by all partners of partnerships or owners of voting interests in entities in which such Contributor's Interests represent direct or indirect interests, and may further assume that any required consents from lenders have been received.

          2.5 NO BROKERS. Solely with respect to the transfer of the Interests contemplated hereby, such Contributor has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Operating Partnership to pay any finder's fee, brokerage commission or similar payment as a result of the transfer of the Interests contemplated hereby and such Contributor shall indemnify and hold harmless the Operating Partnership for all costs and expenses incurred by the Operating Partnership as a result of a breach of this representation. The provisions of this Section 2.5 shall survive termination of this Omnibus Contribution Agreement.

          2.6 INVESTMENT REPRESENTATIONS AND WARRANTIES. Each Contributor who is receiving Common Stock and/or Units represents and warrants as follows:

                 (a) Upon the issuance of Units to such Contributor, such Contributor shall become subject to, and shall be bound by, the terms and provisions of the agreement of limited partnership of the Operating Partnership (in substantially the form attached hereto as EXHIBIT F (the "Partnership Agreement"), including the terms of the power of attorney contained in Section 2.4 thereof, as the Partnership Agreement may be amended from time in accordance with its terms.

                 (b) Such Contributor understands the risks of, and other considerations relating to, the purchase of the Common Stock and/or Units. Such Contributor, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Common Stock and/or Units, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the REIT and/or the Operating Partnership and of making an informed investment decision, (ii) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and (iii) is capable of bearing the economic risk of such investment. If such Contributor retained a person to represent or advise it with respect to the investment in Common Stock and/or Units that may be made hereby then, at the Operating Partnership's request, such Contributor shall, prior to or at the Initial Closing,

     (i) acknowledge in writing such representation and (ii) cause such representative or advisor to deliver a certificate to the Operating Partnership containing such representations as are reasonably requested by the Operating Partnership.

                 (c) Such Contributor understands that an investment in the REIT and/or the Operating Partnership involves substantial risks. Such Contributor has been given the opportunity to make a thorough investigation of the proposed activities of the REIT and/or the Operating Partnership and has been furnished with materials relating to the REIT and/or the Operating Partnership and their proposed activities. Such Contributor has been afforded the opportunity to obtain any additional information deemed necessary by such Contributor to verify the accuracy of any representations made or information conveyed to such Contributor. Such Contributor confirms that all documents, records, and books pertaining to its investment in the REIT and/or the Operating Partnership and requested by such Contributor have been made available or delivered to such Contributor. Such Contributor has had an opportunity to ask questions of and receive answers from the REIT and/or the Operating Partnership, or from a person or persons acting on the REIT's or the Operating Partnership's behalf, concerning the terms and conditions of this investment. Such Contributor has relied and is making its investment decision upon written information provided to the Contributor by or on behalf of the REIT and/or the Operating Partnership and/or Contributor's position (in the case of certain individual Contributors) as a director or executive officer of the REIT.

                 (d) The Common Stock and/or Units to be issued to such Contributor will be acquired by such Contributor for its own account (or if such Contributor is a trustee, for a trust account) for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to such Contributor's right (subject to the terms of the Common Stock and/or Units) at all times to sell or otherwise dispose of all or any part of its Common Stock and/or Units under an exemption from such registration available under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, and subject, nevertheless, to the disposition of its assets being at all times within its control. Such Contributor was not formed for the specific purpose of acquiring an interest in the REIT and/or the Operating Partnership.

                 (e) Such Contributor acknowledges that (i) the Common Stock and/or Units to be issued to such Contributor have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such Common Stock and/or Units are represented by certificates, such certificates will bear a legend to such effect, (ii) the REIT's and the Operating Partnership's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein, (iii) such Common Stock and/or Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iv) there is no public market for the Units, and (v) the Operating Partnership has no obligation or intention to register such Units for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Such Contributor hereby acknowledges that because of the restrictions on transfer or assignment of such Common Stock and/or Units to be issued hereunder which will be set forth in the Partnership Agreement and/or in a Registration Rights Agreement (as defined in Section 5.1 hereof), such Contributor may have to bear the economic risk of the investment commitment evidenced by this Omnibus Contribution Agreement and any Common Stock and/or Units acquired hereby for an indefinite period of time, although (i) under the terms of the Partnership Agreement, as it will be in effect at the time of the IPO, Units will be redeemable at the request of the holder thereof at any time after the first anniversary of their issuance for cash or (at the option of the REIT) for Common Stock and
     (ii) the holder of any such Common Stock issued upon a presentation of Units for redemption or issued pursuant to this Omnibus Contribution Agreement will be afforded certain rights to have such Common Stock registered for resale under the Securities Act or applicable state securities laws under the Registration Rights Agreement as described more fully below.

                 (f) The information set forth in the investor questionnaire (a form of which is attached hereto as EXHIBIT G) (the "Investor Questionnaire") which has been completed and executed by such Contributor and delivered to the Operating Partnership on the date hereof is true, correct and complete.

          2.7 FIRPTA REPRESENTATION. Contributor is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

          2.8 COVENANT TO REMEDY BREACHES. Each Contributor covenants to use all reasonable efforts within its control (a) to prevent the breach of any representation or warranty of such Contributor hereunder, (b) to satisfy all covenants of such Contributor hereunder and (c) to promptly cure any breach of a representation, warranty or covenant of such Contributor hereunder upon its learning of same.

          2.9 INDEMNIFICATION. Contributor agrees to indemnify, defend and hold Operating Partnership and the REIT harmless from and against any and all costs, expenses, losses and damages (including, without limitation, reasonable attorneys' fees and expenses, but not excluding consequential damages) incurred by the Operating Partnership or the REIT resulting from any misrepresentation or breach of warranty made by Contributor in this Agreement; PROVIDED, HOWEVER, that written notice of any such misrepresentation or breach of warranty must be given to Contributor.

          2.10 COVENANT TO OPERATE IN THE ORDINARY COURSE. Each Contributor covenants that, without the prior written consent of the Operating Partnership and the REIT, the Contributor will not

                 (a) enter into any material transaction not in the ordinary course of business;

                 (b) materially amend, modify or terminate any material agreements or other instruments relating to the Interests and/or Assets being contributed by it to which such Contributor is a party; or

                 (c) materially alter the manner of keeping its books, accounts or records or the accounting practices therein reflected with regard to the Interests and/or Assets being contributed by it.

          2.11 NASD AFFILIATION. Each Contributor represents severally that neither it nor any affiliate of such Contributor is a member, affiliate of a member or person associated with a member of the National Association of Securities Dealers, Inc. ("NASD"). Each Contributor further represents severally that neither it nor any affiliate of such Contributor owns any stock or other securities of any NASD member not purchased in the open market, or has made any outstanding subordinated loans to an NASD member. (A company or natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such a member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)


                                     ARTICLE III.

                           REPRESENTATIONS, WARRANTIES AND
                          COVENANTS OF OPERATING PARTNERSHIP

          As a material inducement to each Contributor to enter into this Omnibus Contribution Agreement and to consummate the transactions contemplated hereby, the Operating Partnership hereby makes to each Contributor each of the representations and warranties set forth in this Article III, which representations and warranties shall be true as of the date hereof, as of the date of the Initial Closing and as of the date of consummation of the Final Closing.

          3.1 AUTHORITY. The Operating Partnership and the REIT each has full right, authority, power and capacity: (a) to enter into this Omnibus Contribution Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Omnibus Contribution Agreement; (b) to carry out the transactions contemplated hereby and thereby; and (c) to issue Common Stock and/or Units, as applicable, to each Contributor to the extent called for in accordance with the terms of this Omnibus Contribution Agreement. This Omnibus Contribution Agreement and each agreement, document and instrument executed and delivered by the REIT and/or the Operating Partnership pursuant to this Omnibus Contribution Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation each of the REIT and the Operating Partnership, each enforceable in accordance with their respective terms. The execution, delivery and performance of this Omnibus Contribution Agreement and each such agreement, document and instrument by each of the REIT and the Operating Partnership: (a) does not and will not violate the Partnership Agreement; (b) does not and will not violate any foreign, federal, state and local or other laws applicable to the REIT or the Operating Partnership or require the REIT or the Operating Partnership to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made; and (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the REIT or the Operating Partnership is a party or by which the property of the REIT or the Operating Partnership is bound or affected.

          3.2 NO BROKERS. Each of the REIT and the Operating Partnership represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of any Contributor to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


                                     ARTICLE IV.

                                 CLOSING ADJUSTMENTS

          4.1 PRORATIONS. In the case of (i) each Asset Entity which is itself a Contributor and (ii) each Asset Entity in which the Operating Partnership acquires an interest pursuant to this Omnibus Contribution Agreement, the Operating Partnership and such Asset Entity shall make the prorations set forth below, and make payment with respect to such prorations as appropriate. To the extent an Asset Entity ceases to have a separate legal existence as a result of the transactions contemplated hereunder, those Contributors who held interests in such Asset Entity shall collectively exercise the rights of such Asset Entity, and succeed to the obligations of such Asset Entity, under this Omnibus Contribution Agreement from and after the Final Closing.

                 (a) TAXES. Except with respect to that portion of real property taxes and general and special assessments, water and sewer rents, tap charges, and business improvement district charges billable to tenants as pass-through, common area charges or the like, which shall be adjusted pursuant to Section 4.1(b), real property taxes and general and special assessments, water and sewer rents, tap charges, and business improvement district charges upon the Asset shall be adjusted and prorated as of the date of the Final Closing on the basis of the fiscal year for such taxes and assessments (the "Tax Year"). If the Final Closing shall occur before the real property tax rate for the Tax Year is fixed, the apportionment of taxes provided above shall be made on the basis of the taxes assessed for the preceding Tax Year. After the real property taxes are finally fixed for the Tax Year in which the Final Closing occurs, the Operating Partnership and such Asset Entity shall make a recalculation of the apportionment of such taxes, and the Operating Partnership or the Asset Entity, as the case may be, shall make an appropriate payment to the other based on such recalculation. To the extent that either the Asset Entity or the Operating Partnership shall obtain any real estate tax abatement, reduction, refund or incentive with respect to the Asset, the amount of the net proceeds of such tax abatement, reduction, refund or incentive shall be prorated through the date of the Final Closing if, as, and when such proceeds are paid by the applicable governmental taxing authority (it being understood that to the extent any tenant demising space in the Asset owned by such Asset Entity shall be entitled to any portion of such tax abatement, that such portion shall be turned over to the Operating Partnership to remit to such tenant and shall be deducted from any tax abatement, reduction, refund or incentive proceeds in connection with calculating the net proceeds thereof).

                 (b) RENTS. Rents, additional rents, including electricity charges, operating expense recoveries, and tax reimbursements under the leases affecting the Asset (collectively, "Rents") shall be adjusted and prorated as of the date of the Final Closing. Rents collected after the date of the Final Closing from tenants whose rental was delinquent on the date of the Final Closing shall be deemed to apply first to current rents due at the time of payment and second to past due rents accruing after the Final Closing and last to the rents which were past due on the date of the Final Closing. Unpaid and past due rents to which the Asset Entity is entitled shall be promptly paid over to the Asset Entity if collected by the Operating Partnership after the date of the Final Closing, less any reasonable collection costs actually incurred by the Operating Partnership.

                 (c) PREPAYMENTS. Any prepayment made by or on behalf of the Asset Entity under any service, maintenance, management, consulting, or similar contracts shall be adjusted and prorated as of the date of the Final Closing.

                 (d) EXPENSES. Charges and assessments for sewer and water and other utilities, including charges for consumption of electricity, steam and gas (unless the Operating Partnership elects to have final meter readings made as of the Final Closing in which event the adjustment shall be made based on such meter readings); current operating expenses, including, without limitation, obligations under any service, maintenance, management, consulting, or similar contracts; payroll and related expenses (including all benefits and vacation and sick days); license and permit fees relating to the operation of the Asset; insurance and bond premiums; and any other charges incident to the ownership, use and/or occupancy of the Asset shall be adjusted and prorated as of the date of the Final Closing. To the extent that any of the foregoing expenses have been paid by a Asset Entity, and have been billed or are billable to, but not yet paid by any tenant, such Asset Entity shall receive a full credit for the aggregate of all such unpaid billed or billable amounts, and to the extent payment in respect of same is received by a Asset Entity after Closing, it shall promptly deliver such payment to the Operating Partnership.

                 (e) INTEREST ON EXISTING MORTGAGES. Interest on existing mortgages encumbering any Assets shall be adjusted and prorated as of the date of the Final Closing.

                 (f) FUEL AND MAINTENANCE SUPPLIES STORED ON SITE. The costs of purchasing fuel and maintenance supplies stored on site shall be adjusted and prorated as of the date of the Final Closing.

                 (g) RELETTING EXPENSES FOR NEW LEASES. Customary reletting expenses (including without limitation, brokerage commissions, tenant improvements and moving expenses paid by the Asset Entity) for leases entered into after the date hereof and prior to the Final Closing shall be adjusted and prorated over the base term of the applicable lease and based upon prices in effect on or immediately prior to the date of the Final Closing.

          4.2 ASSET ENTITY'S RETAINED ITEMS. All cash on hand, working capital, escrow and reserve accounts other than tenant security deposits, and utility or other deposits ("Cash on Hand") shall be distributed by the Asset Entity to its current shareholders, partners or members, as applicable, prior to the Final Closing, except as required as reserves to satisfy contingent liabilities or proration amounts as described above. To the extent proration amounts exceed Cash on Hand, a pro rata amount of the net prorations may be deducted from the total Consideration payable in respect of the related Interest.

          4.3 ACCOUNTS RECEIVABLE. The Asset Entity shall retain all accounts receivable and other income items other than Rents which are attributable to periods prior to the date of the Final Closing. The Asset Entity shall deliver to the Operating Partnership at the Final Closing a schedule of all such unpaid accounts receivable and other income items as of the date of the Final Closing. All such accounts receivable and other income items collected by or for the Operating Partnership after the date of the Final Closing which are attributable to periods prior to the date of the Final Closing shall be promptly remitted to the order of the Asset Entity. Except for sums actually received by the Operating Partnership pursuant to the immediately preceding sentence, the Operating Partnership shall assume no obligation to collect or enforce the payment of any amounts that may be due to the Asset Entity, except that the Operating Partnership shall render reasonable assistance, at no expense to the Operating Partnership, to the Asset Entity after the Final Closing in the event the Asset Entity proceeds against any third-party to collect any accounts receivable or other income items due the Asset Entity.

          4.4 SECURITY DEPOSITS. An amount equal to all tenant security deposits held by such Asset Entity and interest thereon, if any, and any other amounts due tenants with respect to such security deposits shall be paid over to the Operating Partnership at the Final Closing.

          4.5 TIMING OF CALCULATIONS; COOPERATION. Each Asset Entity and/or Contributor and the Operating Partnership agree to use reasonable efforts to reconcile, prorate, and adjust all of the foregoing items upon the Final Closing and, in all events within ninety (90) days after the date of the Final Closing, to adjust and prorate such prorations and adjustments. In the event any adjustments or prorations made pursuant to this Omnibus Contribution Agreement are, subsequent to Final Closing, found to be erroneous, then either party hereto who is entitled to additional amounts shall invoice the other party for such additional amounts as may be owing, and such amounts shall be paid promptly by the other party upon receipt of invoice. Such invoice shall be accompanied by reasonable substantiating evidence.

          4.6 ALLOCATION OF ADJUSTMENTS. All adjustments contemplated by this Article IV shall, to the extent practicable, be made by adjusting (either up or down) the Consideration by debiting or crediting (as the case may be) such Contributor's Consideration with a portion of the prorated items allocated to the Asset Entity in which the Contributor owns an interest; PROVIDED, HOWEVER, that all such adjustments in favor of the Operating Partnership shall first be made from Cash on Hand. The amount of an Asset Entity's adjustments calculated pursuant to this Article IV allocated to each Contributor shall be that portion equal to that Contributor's pro rata equity interest in each Asset Entity.


                                      ARTICLE V.

                                  POWER OF ATTORNEY

          5.1 GRANT OF POWER OF ATTORNEY. Each Contributor does hereby irrevocably appoint Harry Macklowe, Warren Cole and the Operating Partnership, and each of them individually and any successor thereof from time to time (such persons or the Operating Partnership or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the "Attorney-In-Fact") as the true and lawful attorney-in-fact and agent of such Contributor, to act in the name, place and stead of such Contributor:

                 (a) To enter into a registration rights agreement, a form of which is attached hereto as EXHIBIT H (the "REGISTRATION RIGHTS AGREEMENT") which provides for (i) the registration under the Securities Act of 1933, as amended (the "Securities Act") of the REIT's Common Stock which may be issued to the Contributor in accordance with this Omnibus Contribution Agreement and the Partnership Agreement, upon the presentation of Units for redemption and (ii) restrictions on the transfer of Units (and any Common Stock which may be issued in redemption of Units) for a period not to exceed one year from their date of issuance.

                 (b) If so requested, to enter into a lock-up agreement (the "LOCK-UP AGREEMENT") which provides that the Contributors will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition of) any share of REIT Common Stock or any securities convertible into or exchangeable for or substantially similar to REIT Common Stock, including the Units, for a period of 180 days from the IPO Closing without the prior written consent of the managing underwriter named in the Lock-up Agreement.

                 (c) To take for such Contributor all steps deemed necessary or advisable in connection with the registration of the REIT's Common Stock under the Securities Act, including without limitation (i) filing the Registration Statement and amendments thereto under the Securities Act which shall describe the benefits to be received by such Contributor in connection with the formation of the REIT and the IPO, (ii) distributing a preliminary prospectus and prospectus regarding the IPO (the "Preliminary Prospectus" and the "Prospectus," respectively) which contain such information as is deemed necessary or desirable to lawfully effect the initial public offering of such shares, and (iii) taking such other steps as the Attorney-in-Fact may deem necessary or advisable.

                 (d) To make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including without limitation the execution of Closing Documents, Ancillary Agreements, the Partnership Agreement, any other documents relating to the acquisition by the Operating Partnership of such Contributor's Interests, any consents contemplated by Section 7.10 hereof, and any waiver or consent contemplated by Section 7.11 hereof) and, in general, to do all things and to take all action which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transaction contemplated by this Omnibus Contribution Agreement, the Ancillary Agreements, if any, and the Closing Documents as fully as could such Contributor if personally present and acting.

                 (e) To make, acknowledge, verify and file on behalf of such Contributor applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering state securities, Blue Sky or real estate syndication laws and to take any other action required to facilitate the exemption for registration of the Common Stock and/or Units and the qualification of the Common Stock and/or Units under the securities, Blue Sky or real estate syndication laws of the jurisdictions in which the Units and the Common Stock are to be offered.

          The Power of Attorney granted by each Contributor pursuant to this
Article V and all authority conferred hereby is granted and conferred subject to and in consideration of the interests of the Operating Partnership, the REIT and the other Contributors and is for the purpose of completing the transactions contemplated by this Omnibus Contribution Agreement. The Power of Attorney shall terminate upon termination of this Omnibus Contribution Agreement. The Power of Attorney of each Contributor granted hereby and all authority conferred hereby is coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of such Contributor or by operation of law, whether by death, disability, incapacity or the liquidation of such Contributor or by the occurrence of any other event or events (including without limitation the termination of any trust or estate for which such Contributor is acting as a fiduciary or fiduciaries), and if, after the execution hereof, such Contributor shall die or become disabled or incapacitated or is liquidated, or if any other such event or events shall occur before the completion of the transactions contemplated by this Omnibus Contribution Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such death, disability, incapacity or liquidation or other event or events had not occurred and regardless of notice thereof. Each Contributor acknowledges that Harry Macklowe, Warren Cole and the Operating Partnership have, and any successor thereof acting as Attorney-in-Fact may have an economic interest in the transactions contemplated by this Omnibus Contribution Agreement. Each Contributor agrees that, at the request of the Operating Partnership, it will promptly execute a separate power of attorney on the same terms set forth in this Article V, such execution to be witnessed and notarized.

          5.2 LIMITATION ON LIABILITY. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any person by virtue of the Power of Attorney granted by each Contributor hereby. Other than as set forth in the Supplemental Agreement, the Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the formation of the REIT, the acquisitions of the Interests by the Operating Partnership, the Registration Statement, the Prospectus or any Preliminary Prospectus, nor for any aspect of the offering of the REIT's Common Stock, and it shall not be liable for any error of judgment or for any act done or omitted or for any mistake of fact or law except for its own gross negligence or bad faith. Each Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or the REIT) and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to the Contributor hereunder, release, amend or modify any other Power of Attorney granted by any other Contributor hereunder or by any other person under any related agreement. The provisions of this Section 5.2 shall not limit or otherwise affect the obligations of the Operating Partnership (acting for itself and not as Attorney-in-Fact) under the other Articles of this Omnibus Contribution Agreement.

          5.3 RATIFICATION; THIRD PARTY RELIANCE. Each Contributor does hereby ratify and confirm all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by such Contributor hereunder, and such Contributor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

                                     ARTICLE VI.

                                RESTRICTIONS ON SALES
                              OF PROPERTIES/TAX MATTERS

          6.1 RESTRICTIONS ON TRANSFER. The Operating Partnership and its successors and assigns agree not to sell, transfer or otherwise dispose of (whether by merger or otherwise) or distribute in a transaction treated as a taxable disposition, any Property listed on EXHIBIT I hereto (each a "Designated Property") or any property for which such Designated Property is exchanged (collectively referred to as a "Property Transfer") in which any Contributor holds an interest, whether direct or indirect, for the period described in
EXHIBIT I unless either (i) the Operating Partnership receives the consent of a representative of the respective property's original contributors or (ii) the Property Transfer occurs in a manner which upon such Property Transfer is tax free to the Contributors or their successors and assigns.

          6.2 MAINTENANCE OF INDEBTEDNESS. In connection with the contributions of the Contributors' Interests, the Operating Partnership and the REIT agree to maintain, at all times, and on a continuous basis, an amount of indebtedness which shall be available to be allocated solely to each Contributor for federal income tax purposes and for which each such Contributor shall solely be reported for federal income tax purposes as bearing the "economic risk of loss" within the meaning of Treasury Regulation Section 1.752-2(a) while such Contributor is a partner in the Operating Partnership in an amount not less than the amount set forth opposite such Contributor's name on the attached EXHIBIT J (such amount to equal in the aggregate not less than $300 million.) In order to have such indebtedness allocated to Contributors, the Operating Partnership agrees to either (i) cause its lenders to permit the Contributors or any of them individually to guarantee the "bottom portion" (i.e. least risky portion) of any non-recourse indebtedness of the Operating Partnership (including additional indebtedness or substitute indebtedness incurred after the Effective Date) and to thereby become the guarantor or guarantors of last resort with respect to such additional or substitute indebtedness or (ii) provide in the Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") for a special "bottom dollar" loss allocation to each such Contributor in an amount equal to the amount set forth opposite such Contributor's name on the attached EXHIBIT J with such Contributors simultaneously agreeing to a deficit restoration obligation in the Partnership Agreement.


                                     ARTICLE VII.

                                DIRECT CONTRIBUTIONS,
                              MERGERS AND OTHER MATTERS

          7.1 AMENDMENT. Any amendment hereto shall be effective only against those parties hereto who have acknowledged in writing their consent to such amendment, provided that the Operating Partnership may amend this Omnibus Contribution Agreement without notice to or the consent of any Contributor (a) for the purpose of adding additional Contributors as parties hereto or deleting Contributors as parties hereto and conforming EXHIBIT A in connection with such additions or deletions and (b) to conform any Contributor's Supplemental Acquisition Exhibit to the extent the interests set forth therein do not accurately or completely reflect the interest of such Contributor in the Asset Entities or (in the case of Contributors which are themselves Asset Entities) their properties. No waiver of any provisions of this Omnibus Contribution Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

          7.2 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Omnibus Contribution Agreement and all Ancillary Agreements (a) constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York without giving effect to the conflict of law provisions thereof.

          7.3 ASSIGNABILITY. This Omnibus Contribution Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; PROVIDED, HOWEVER, that this Omnibus Contribution Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership, and REIT may assign their rights and obligations hereunder to an affiliate.

          7.4 TITLES. The titles and captions of the Articles, Sections and paragraphs of this Omnibus Contribution Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Omnibus Contribution Agreement.

          7.5 THIRD PARTY BENEFICIARY. No provision of this Omnibus Contribution Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity, provided, however, that Sections 5.3 and 7.3 and 7.11 of this Omnibus Contribution Agreement shall be enforceable by and shall inure to the benefit of the persons described therein.

          7.6 SEVERABILITY. If any provision of this Omnibus Contribution Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Omnibus Contribution Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Omnibus Contribution Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

          7.7 EQUITABLE REMEDIES. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Omnibus Contribution Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Omnibus Contribution Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled under this Omnibus Contribution Agreement or otherwise at law or in equity.

          7.8 ATTORNEYS' FEES. In connection with any litigation or a court proceeding arising out of this Omnibus Contribution Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys' fees and legal assistants' fees and costs whether incurred prior to trial, at trial, or on appeal.

          7.9 NOTICES. Any notice or demand which must or may be given under this Omnibus Contribution Agreement or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (a) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (b) three (3) business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (c) one (1) business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express); addressed and delivered or telecopied in the case of a notice to the Operating Partnership at the following address and telecopy number:

                 Macklowe Properties, L.P.
                 142 West 57th Street
                 New York, New York 10019
                 Attention:  Warren D. Cole
                 Phone: 212-554-5800
                 Telecopy: 212-554-5890

          with a copy to:

                 Rogers & Wells LLP
                 200 Park Avenue
                 New York, New York  10166
                 Attention:  Robert E. King, Jr.
                 Phone:  212-878-8209
                 Telecopy: 212-878-8375
and addressed and delivered or telecopied, in the case of a notice to a Contributor, at the address and telecopy number set forth under such Contributor's name in the Contributor's Signature Page hereto.

          7.10 DIRECT CONTRIBUTIONS AND MERGERS. The parties acknowledge and agree that the REIT and the Operating Partnership may decide to purchase one or more of the Assets (i) by a Direct Contribution from the Asset Entity that beneficially owns it or (ii) by way of a Merger of such Asset Entity with and into the REIT or the Operating Partnership or any of their respective affiliates, which transaction may be in conjunction with a contribution of an Interest. In order to facilitate any such Direct Contribution or Merger without the need for further consent or action of the Contributors and Asset Entities and without such Direct Contribution or Merger causing a violation of any relevant partnership agreement, each Contributor by its execution hereof with respect to each Asset Entity in which an Interest owned by Contributor represents a direct or indirect interest, gives such consent as is necessary (under the partnership agreement of the applicable Asset Entity and under the partnership agreement of any other partnership that has a direct or indirect interest in such Asset Entity, to the extent Contributor is a partner of any such partnership) to cause such Asset Entity to have authority to (i) transfer all or substantially all of the assets (including an Asset) of such Asset Entity to the REIT or the Operating Partnership on such terms and conditions as such Asset Entity and the REIT or the Operating Partnership may agree or (ii) to merge with and into the REIT or the Operating Partnership, PROVIDED, HOWEVER, that in either such case the Contributor will receive, in respect of its Interest in the Asset of such Asset Entity, the value (in cash, Common Stock and/or Units) set forth for such Asset in such Contributor's Supplemental Acquisition Exhibit.

The terms "partnership," "partner" and "partnership agreement" in this Section
7.10 and in Section 7.11 shall in all cases also refer to limited liability companies, members and operating agreements or similar organizational documents.

          7.11   WAIVER OF RIGHTS; CONSENTS WITH RESPECT TO PARTNERSHIP
INTERESTS.

          (a) Each Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the partnership agreement of one or more partnerships in which one or more of such Contributor's Interests represents a direct or indirect interest or another agreement among one or more holders of such Interests or one or more of the partners of any such partnership. With respect to each partnership in which an Interest of a Contributor represents a direct or indirect interest, each Contributor expressly gives all Consents (and any consents necessary to authorize the proper parties in interest to give all Consents) and Waivers necessary or desirable to facilitate any Conveyance Action relating to such partnership (as such terms are hereinafter defined).

          As used herein, the term "Conveyance Action" means, with respect to any partnership having a direct or indirect ownership interest in any Asset, (i) the conveyance or agreement to convey by a partner thereof or by any holder of an indirect interest therein (whether or not such partner or holder is a Contributor hereunder) directly, by Direct Contribution, Merger or otherwise of its direct or indirect interest in such partnership to the Operating Partnership or REIT or
(ii) the entering into by any such partner or holder of any agreement relating to (x) the formation of the Operating Partnership or the REIT, or (y) the direct or indirect acquisition by the Operating Partnership or REIT of any such direct or indirect interest or (iii) the taking by any such partner or holder of any action necessary or desirable to facilitate any of the foregoing, including, without limitation, the following (provided that the same are taken in furtherance of the foregoing): any sale or distribution to any person of a direct or indirect interest in such partnership, the entering into any agreement with any person that grants to such person the right to purchase a direct or indirect interest in such partnership, and the giving of the Consents and Waivers contained in this Section 7.11 or consents or waivers similar thereto in form or purpose. As used herein, the term "Consents" means, with respect to any such partnership, any consent necessary or desirable under the partnership agreement of such partnership or any other agreement among all or any of the holders of interests therein or any other agreement relating thereto or referred to therein (i) to permit any and all Conveyance Actions relating to such partnership or to amend such partnership agreement and/or other agreements so that no provision thereof prohibits, restricts, impairs or interferes with any Conveyance Action (such amendments to include, without limitation, the deletion of provisions which cause a default under such agreement if interests therein are transferred for cash), (ii) to admit the Operating Partnership as a substitute limited partner or general partner of such partnership upon the Operating Partnership's acquisition of a limited or general partnership interest therein, respectively, and to adopt such amendment as is necessary or desirable to effect such admission, (iii) to adopt any amendment as may be deemed desirable by the Operating Partnership, either simultaneously with or immediately prior to the acquisition of any interest therein, and (iv) to continue such partnership following the transfer of interest therein to the Operating Partnership. As used herein, the term "Waivers" means, with respect to a partnership of which an Interest of a Contributor represents a direct or indirect interest, the waiving of any and all rights that such Contributor may have with respect to, and (to the extent possible) that any other person may have with respect to, or that may accrue to such Contributor or other person upon the occurrence of, a Conveyance Action relating to such partnership, including, but not limited to, the following rights: rights of notice, rights to response periods, rights to purchase the direct or indirect interests of another partner in such partnership or to sell such Contributor's or other person's direct or indirect interest therein to another partner, rights to sell such Contributor's or other person's direct or indirect interest therein at a price other than as provided herein, or rights to prohibit, limit, invalidate, otherwise restrict or impair any such Conveyance Action or to cause a termination or dissolution of such partnership because of such Conveyance Action. Each Contributor further covenants that such Contributor will take no action to enjoin, or seek damages resulting from, any Conveyance Action by any holder of a direct or indirect interest in a partnership in which an Interest of such Contributor represents a direct or indirect interest. The Waivers and Consents contained in this Section 7.11 shall terminate upon the termination of this Omnibus Contribution Agreement, except as to transactions completed hereunder prior to termination.

          (b) Each Contributor by its execution hereof (i) with respect to each Asset Entity in which an Interest owned by Contributor represents a direct or indirect interest therein and with respect to which the Operating Partnership acquires all of the ownership interests therein gives such consent as is necessary to cause each such Asset Entity, as applicable, to have authority to transfer the Assets of such Asset Entity to the Operating Partnership on such terms and conditions as such Asset Entity and the Operating Partnership may agree; and (ii) agrees that such Contributor's Consideration may be reduced to reflect such direct transfer of assets and the consequent receipt of Units and/or cash directly by such Asset Entity, provided that the total consideration to be received by such Contributor either directly hereunder or indirectly through the receipt of Units and or/cash by an Asset Entity shall not be less than Contributor's Consideration.

          (c) Each Contributor by its execution hereof gives such consent as is necessary to cause, with respect to the partnership agreement of each partnership in which an Interest of such Contributor represents, directly or indirectly, a limited partner or general partner interest, an amendment thereto to enable such partnership, to the extent permissible under applicable law, (i) to admit the Operating Partnership as a substitute limited partner therein and/or a substitute general partner therein if the Operating Partnership acquires a limited partnership interest or a general partnership interest in such partnership, respectively, (ii) to redeem the interest of any other partner therein who has not agreed to become a party to this Omnibus Contribution Agreement or a similar contribution agreement with the Operating Partnership,
(iii) to transfer to all partners thereof, including any partner who has not agreed to become a party to this Omnibus Contribution Agreement, cash and/or Units (provided that such Contributor receives as a result of all such distributions and the direct payment of consideration hereunder, an amount of cash and/or Units that is in conformity with the Consideration of such Contributor provided for herein), and thereafter, at the Operating Partnership's option, to dissolve, and (iv) any such other amendment as the Operating Partnership may deem desirable, provided that such amendment occurs simultaneously with or immediately prior to the acquisition of the applicable partnership interest and, provided further, that such amendment will not result in any increased liability on the part of any Contributor hereunder or under the applicable partnership agreement. The Attorney-in-Fact may on behalf of each Contributor execute such consents, amendments or other instruments as it deems necessary or desirable in connection with the foregoing.

          7.12 LEGENDING. Each certificate, if any, representing the Common Stock and/or Units (and any Common Stock that might be exchanged therefor) shall bear a legend substantially in the form set forth below:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER

DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

          7.13 CONFIDENTIALITY. Each Contributor agrees to keep all information regarding the transactions contemplated herein strictly confidential. No Contributor will issue any press release or other public communication of any kind relating to the IPO or the transactions contemplated herein.

          7.14 COMPUTATION OF TIME. Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day. All times are Eastern Time.

          7.15 SURVIVAL. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of each Contributor set forth in this Omnibus Contribution Agreement shall survive the consummation of the transactions contemplated hereby, subject to any limitation on the duration of such survival as maybe expressly set forth herein.

          7.16 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations of Contributor under this Omnibus Contribution Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Omnibus Contribution Agreement, or caused the Omnibus Contribution Agreement to be duly executed on its behalf, as of the date first written above.


                              Macklowe Properties, L.P.

                              By:   Macklowe Properties, Inc.,
                                    its General Partner


                              By:
                                 -----------------------------------------------
                                    Harry Macklowe
                                    Chairman of the Board and
                                    Chief Executive Officer


                              Macklowe Properties, Inc.


                              By:
                                 -----------------------------------------------
                                    Harry Macklowe
                                    Chairman of the Board and
                                    Chief Executive Officer

              [SIGNATURE PAGES AND SUPPLEMENTAL ACQUISITION EXHIBITS]
                                       [FOR]

Harry Macklowe

Linda Macklowe

William Macklowe

Warren Cole

AWUJ, LLC

P.A.L.W. LLC

MAK West 55th Street Associates, L.P.

Regent Holding LLC

Macklowe Properties, LLC

81st - 30 East End Avenue Company

192 East 75th Street Co., L.P.

Macklowe Properties, Inc.

AZIW LLC

HEW - Rad Realty Corp.

Nuborn Assets Co., L.P.

                                     EXHIBIT A

                                     CONTRIBUTORS

1.    Harry Macklowe

2.    Linda Macklowe

3.    William Macklowe

4.    Warren Cole

5.    AWUJ, LLC

6.    P.A.L.W. LLC

7.    MAK West 55th Street Associates, L.P.

8.    Regent Holding LLC

9.    Macklowe Properties, LLC

10.   81st - 30 East End Avenue Company

11.   192 East 75th Street Co., L.P.

12.   Macklowe Properties, Inc.

13.   AZIW LLC

14.   HEW - Rad Realty Corp.

15.   Nuborn Assets Co., L.P.

                                      EXHIBIT B


                 ASSETS, INTERESTS, AND OTHER PROPERTIES CONTRIBUTED

1. 100% of the interest in 125 West 55th Street, LLC which owns the fee interest in Avenue of the Americas Plaza (125 West 55th Street)

2.    The fee interest in 140 West 57th Street

3. 100% of the interest in 369 Lexington Avenue Co., L.P. which owns the fee interest in 369 Lexington Avenue

4.    The fee interest in Two Grand Central Tower

5. 100% of the interest in 540 Acquisition Co., LLC which owns the leasehold interest in 540 Madison Avenue

6. 100% of the interest in Purcel Woodward & Ames, LLC which owns the fee interest in 305 West 50th Street

7. 50% of the interest in York 72 Associates, L.P. which owns the fee interest in Riverterrace

8. 100% of the interest in Formerly Maxwells, LLC which owns the fee interest in 345 East 64th Street

9. 100% of the interest in 40 West 55th LLC which owns the fee interest in 40 West 55th Street

10. 100% of the interest in 308 East 53 LLC which owns the fee interest in 308-310 East 53rd Street

11. 100% of the interest in 1000 Second Avenue, LLC which owns the fee interest in 1000 Second Avenue

12. 100% of the interest in 907 M LLC which owns the leasehold interest for 996 Second Avenue

13. 100% of the interest in YNDA LLC which owns the leasehold interest for 998 Second Avenue

14. 100% of the interest in I5NO, LLC which owns the leasehold interest for 994 Second Avenue

15.   The fee interest in 30 East End Avenue

16.   The fee interest in 192 East 75th Street

17. 100% of the interest in NX Cellphone LLC which owns the fee interest in 30 West End Avenue

18. 100% of the interest in KAM West 60th Street Associates, L.P. which owns the fee interest in 20 West End Avenue

19.   The contract right to purchase 150 Fifth Avenue

20.   The contract right to purchase 1412 Broadway

21. 100% of the interest in 250 East 60th Street Co., L.P. which owns the fee interest in 250 East 60th Street

22. 100% of the interest in RATL, LLC which owns the fee interest in 306 Madison Avenue

23.   100% of the fee interest in 787-791 Sixth Avenue

24. 79% of the interest in LLIW, LLC which owns a mortgage note secured by 300 Madison Avenue

25.. 100% of the interest in 400 Madison, LLC which owns the fee interest in 400 Madison Avenue

26.   The contract right to purchase 16-18 East 53rd Street

27. 100% of the interest in NIPM LLC which owns the fee interest in 342 Madison Avenue

28.   The contract option to a ground interest in 20 East 53rd Street.

                                      EXHIBIT C

                                  EXCLUDED INTERESTS


1.    50% interest in Rivertower

2.    50% interest in 865 First Avenue

3.    800 Madison Avenue

4.    130 East 40th Street

5.    31 East 28th Street

6.    3 East 66th Street

7.    245 Seventh Avenue

8.    Development condominium project on East 76th and Lexington Avenue

9.    1018 Lexington Avenue

                                      EXHIBIT D

                                    ASSET ENTITIES

      ASSET ENTITIES

1.    125 West 55th Street, LLC

2.    140 West 57th Street Corp.

3.    369 Lexington Avenue Co., L.P.

4.    Regent Holding LLC

5.    540 Acquisition Co., LLC

6.    Purcel Woodward & Ames, LLC

7.    York 72 Associates, L.P.

8.    Formerly Maxwells, LLC

9.    40 West 55th LLC

10.   308 East 53 LLC

11.   1000 Second Avenue, LLC

12.   907 M LLC

13.   YNDA LLC

14.   15NO, LLC

15.   81st-30 East End Avenue Company

16.   192 East 75th Street Co., L.P.

17.   NX Cellphone LLC

18.   KAM West 60th Street Associates, L.P.

19.   Macklowe Properties, Inc.

20.   AZIW LLC

21.   RATL, LLC

22.   250 East 60th Street Co., L.P.

23.   P.A.L.W., LLC

24.   Hew-Rad Realty Corp.

25.   Manhattan Pacific Management Co., Inc.

26.   400 Madison Avenue, LLC

27.   LLIW, LLC

28.   NIPM, LLC

                                      EXHIBIT E

                                PERMITTED ENCUMBRANCES

                                      EXHIBIT F

                         AGREEMENT OF LIMITED PARTNERSHIP OF
                              THE OPERATING PARTNERSHIP

                                      EXHIBIT G

                                INVESTOR QUESTIONNAIRE

             ACCREDITED INVESTOR QUESTIONNAIRE AND REPRESENTATION LETTER

The information being requested is required in order to determine whether you will qualify as an "accredited investor" pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

You understand that this questionnaire is merely a request for information and is not an offer to sell or a solicitation of an offer to buy securities. ALL INFORMATION CONTAINED IN THIS QUESTIONNAIRE WILL BE TREATED CONFIDENTIALLY.

The undersigned qualifies as an "accredited investor" pursuant to Regulation D under the Securities Act (check the appropriate description(s)):

____  a)    A trust with total assets in excess of US$5 million not formed for the specific purpose of investing in the Macklowe Properties, Inc. a Maryland corporation (the "REIT"), or any of its subsidiaries, whose purchase is directed by a person with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the REIT or any of its subsidiaries;

____  b)    An employee benefit plan within the meaning of ERISA if the decision to invest in the REIT or any of its subsidiaries is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5 million or, if a self directed plan, with investment decisions made solely by persons that are accredited investors;

____  c)    a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year;

      NOTE: FOR THIS PURPOSE, "INDIVIDUAL INCOME" MEANS ADJUSTED GROSS INCOME, AS REPORTED FOR FEDERAL INCOME TAX PURPOSES, LESS ANY INCOME ATTRIBUTABLE TO A SPOUSE OR TO PROPERTY OWNED BY A SPOUSE, INCREASED BY THE FOLLOWING AMOUNTS (BUT NOT INCLUDING ANY AMOUNTS ATTRIBUTABLE TO A SPOUSE OR TO PROPERTY OWNED BY A SPOUSE): (I) THE AMOUNT OF ANY EXCLUSION FOR TAX-EXEMPT INTEREST UNDER SECTION 103 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), (II) THE AMOUNT OF ANY LOSSES CLAIMED AS A LIMITED PARTNER IN A

               LIMITED PARTNERSHIP AS REPORTED ON SCHEDULE E OF FORM 1040, (III) THE AMOUNT OF ANY DEDUCTION, INCLUDING THE ALLOWANCE FOR DEPLETION, UNDER SECTION 611, ET SEQ., OF THE CODE AND (IV) THE AMOUNT OF ANY DEDUCTION FOR LONG-TERM CAPITAL GAINS UNDER SECTION 1202 OF THE CODE.

____  d)    a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000; or

      NOTE: FOR THIS PURPOSE, "INDIVIDUAL NET WORTH" MEANS THE EXCESS OF TOTAL ASSETS AT FAIR MARKET VALUE (INCLUDING PRINCIPAL RESIDENCE) OVER TOTAL LIABILITIES.

____  e)    Any entity in which all of the equity owners are accredited investors.



      Signature:    ________________________      Dated: _____________, 1998

      Name:         ________________________

      Address:      ________________________

                    ________________________

                    ________________________

      Social Security No.: ___________________

                                      EXHIBIT H

                            REGISTRATION RIGHTS AGREEMENT

                                      EXHIBIT I

                                DESIGNATED PROPERTIES

PROPERTY                                          LENGTH

                                      EXHIBIT J

                             MAINTENANCE OF INDEBTEDNESS

CONTRIBUTOR                                       DEBT ALLOCATION

Harry Macklowe                                    To Be Agreed Upon By the
                                                  Contributors and the Operating
                                                  Partnership to the Final
                                                  Closing



Warren Cole                                       To Be Agreed Upon By the
                                                  Contributors and the Operating
                                                  Partnership to the Final
                                                  Closing


William Macklowe                                  To Be Agreed Upon By the
                                                  Contributors and the Operating
                                                  Partnership to the Final
                                                  Closing

Linda Macklowe                                    To Be Agreed Upon By the
                                                  Contributors and the Operating
                                                  Partnership to the Final
                                                  Closing


                                         I-2